Exhibit 24

CIG Wireless Corp.

11120 South Crown Way, Suite I

Wellington, FL 33414

January 21, 2015

Fir Tree Capital Opportunity (LN) Master Fund, L.P.

Fir Tree REF III Tower LLC

505 Fifth Avenue, 23rd Floor

New York, New York 10017

Attention: Brian Meyer

Re:	Cancellation of Excess Granted Shares

Mr. Meyer:

As you know, CIG Wireless Corp. (the “Company”) entered into a Securities Purchase Agreement, dated August 1, 2013 (the “Purchase Agreement”), with Fir Tree Capital Opportunity (LN) Master Fund, L.P. and Fir Tree REF III Tower LLC (together, the “Fir Tree Investors”), pursuant to which, among other things, the Company has sold to the Fir Tree Investors, from time to time, shares of Series A-1 Non-Convertible Preferred Stock, par value of $0.00001 per share (the “Series A-1 Preferred Stock”) and Series A-2 Preferred Stock (“Series A-2 Preferred Stock”). The terms of the Series A-1 Preferred Stock and Series A-2 Preferred Stock are governed by the Certificate of Designation, Preferences and Rights of Series A-1 Non-Convertible Preferred Stock and Series A-2 Convertible Preferred Stock (“Certificate of Designation”).

Pursuant to the Certificate of Designation, the Fir Tree Investors are entitled to receive additional shares of Series A-2 Preferred Stock upon the occurrence of certain events, including the payment of quarterly dividends on the Series A-1 Preferred Stock when paid in-kind (“PIK”), and certain other circumstances as set forth in the Certificate of Designation (all such adjustment shares of Series A-2 Preferred Stock, the “Series A-2 Adjustment Shares”). The number of Series A-2 Adjustment Shares issued is calculated with reference to the number of fully diluted shares of Company common stock outstanding at any such time.

As you also know, participants in the Company’s 2014 Equity Incentive Plan (“MIP”) have been granted certain anti-dilution rights with respect to their shares of restricted common stock. These anti-dilution rights are designed to maintain the MIP participants’ percentage ownership of the Company by issuing additional shares of restricted common stock to them (“MIP Anti-Dilution Shares”) when certain additional shares of Company stock are issued. Per the express terms of the MIP participants’ award agreements, the MIP participants are only entitled to receive MIP Anti-Dilution Shares when the Company issues shares of Series A-2 Preferred Stock in connection with the payment of PIK dividends on the Series A-1 Preferred Stock or when the Fir Tree Investors invested additional capital under the Purchase Agreement. The MIP participants are not entitled to receive any MIP Anti-Dilution Shares for any other issuances of Company stock.

On or about each of March 31, 2014 and August 26, 2014, the Company issued shares of Series A-2 Preferred Stock to the Fir Tree Investors under the indemnity provisions of the Purchase Agreement. The issuances of those shares do not entitle the MIP participants to receive Anti-Dilution Shares, because they were not issued in connection with the payment of PIK dividends on the Series A-1 Preferred Stock or an additional investment by the Fir Tree Investors. Nevertheless, the Company inadvertently issued Anti-Dilution Shares to the MIP participants as though they were entitled to an adjustment under their award agreements. As a result of these additional shares being outstanding, subsequent calculations of Anti-Dilution Shares were overstated because they are calculated with reference to the number of fully diluted shares of Company common stock, and these inadvertently issued shares were then included in the Company’s number of fully diluted shares. As a result, the MIP participants hold, in the aggregate, 107,813 more shares of restricted stock than they are entitled to hold and the Company is in the process of correcting the computational error, and recovering the MIP Anti-Dilution Shares that were inadvertently issued.

Further, as a result of the excess MIP Anti-Dilution Shares being outstanding, the various issuances of Series A-2 Preferred Stock to the Fir Tree Investors that occurred on each of March 7, 2014, April 1, 2014, July 1, 2014, August 26, 2014 and October 1, 2014, were also overstated because they were calculated with reference to the number of fully diluted shares of Company common stock, and the excess MIP Anti-Dilution Shares were then included in the Company’s number of fully diluted shares. As a result, the Fir Tree Investors hold, in the aggregate, 5,106 more shares of Series A-2 Preferred Stock than they are entitled to hold.

In order to correct the overstated issuances of Series A-2 Preferred Stock described above, the Company’s board of directors has authorized the cancellation and recovery of these excess shares. We are asking the Fir Tree Investors to confirm the cancellation of these excess shares by signing below and promptly returning to the Company the Series A-2 Preferred Stock certificates previously issued to the Fir Tree Investors on each of March 7, 2014, April 1, 2014, July 1, 2014, August 26, 2014 and October 1, 2014. Exhibit A hereto sets forth a detailed explanation of these overstated issuances. Specifically, Column B of Exhibit A lists the events triggering the subject issuances, Column C of Exhibit A lists the dates of the subject issuances, Column D of Exhibit A lists the number of shares the Fir Tree Investors were issued, Column E of Exhibit A lists the number of shares the Fir Tree Investors should have been issued, and Column F of Exhibit A lists the number of excess shares being canceled.

By signing below, the Fir Tree Investors hereby acknowledge, and agree and consent to, effective as of the date hereof, the cancellation of the number of shares of Series A-2 Preferred Stock set forth in Column F of Exhibit A hereto. The Fir Tree Investors further acknowledge and agree, effective as of the date hereof and without any further action, notice or deed, that any rights represented by such shares of Series A-2 Preferred Stock are hereby terminated and of no further force and effect, and the Fir Tree Investors shall not be entitled to any distribution or further payment arising in connection with such shares of Series A-2 Preferred Stock.

After giving effect to the cancellations of the Series A-2 Preferred Stock and MIP Anti-Dilution Shares described in this letter, the Fir Tree Investors will hold an aggregate of 504,258.52 shares of Series A-1 Preferred Stock (which number has not been affected by the matters descried herein) and 89,202,402 shares of Series A-2 Preferred Stock and Fir Tree, Inc. will have voting control over 7,892,772 shares of restricted common stock under the MIP. Such holdings will, in the aggregate, represent 52.79% of the number of fully diluted shares of Company common stock and 57.46% of the total voting power of the Company.

We ask that you sign a copy of this letter to confirm your agreement with the foregoing and return a signed copy to me no later than January 23, 2015.

Very truly yours,

/s/ Paul McGinn
Paul McGinn, Chief Executive Officer

Acknowledged and Agreed:

Fir Tree Capital Opportunity (LN) Master Fund, L.P.

By:	/s/ Brian Meyer

Name: Brian Meyer
Title: Authorized Person

Fir Tree REF III Tower LLC

By:	/s/ Brian Meyer

Name: Brian Meyer
Title: Authorized Person

EXHIBIT A

Column A Stockholder	Column B Event/Description	Column C Issuance Date	Column D Shares Issued	Column E Corrected Issuance	Column F Excess A-2 Shares to be Canceled
Fir Tree Capital Opportunity (LN) Master Fund, L.P.	March 2014 Investment Shares	March 7, 2014	1,615,221	1,614,313	908
Fir Tree REF III Tower LLC	March 2014 Investment Shares	March 7, 2014	1,615,221	1,614,313	908
Fir Tree Capital Opportunity (LN) Master Fund, L.P.	Q1 2014 Dividend Shares	April 1, 2014	520,372	520,066	306
Fir Tree REF III Tower LLC	Q1 2014 Dividend Shares	April 1, 2014	520,372	520,066	306
Fir Tree Capital Opportunity (LN) Master Fund, L.P.	Q2 2014 Dividend Shares	July 1, 2014	582,751	582,403	348
Fir Tree REF III Tower LLC	Q2 2014 Dividend Shares	July 1, 2014	582,751	582,403	348
Fir Tree Capital Opportunity (LN) Master Fund, L.P.	August 2014 Indemnity Claim by Fir Tree Investors	August 26, 2014	280,553	280,383	170
Fir Tree REF III Tower LLC	August 2014 Indemnity Claim by Fir Tree Investors	August 26, 2014	280,553	280,383	170
Fir Tree Capital Opportunity (LN) Master Fund, L.P.	Q3 2014 Dividend Shares	October 1, 2014	619,528	618,707	821
Fir Tree REF III Tower LLC	Q3 2014 Dividend Shares	October 1, 2014	619,528	618,707	821
Total					5,106